Exhibit 5.1

|

53rd at Third 885 Third Avenue New York, New York 10022-4802 Tel: (212) 906-1200 Fax: (212) 751-4864 www.lw.com FIRM / AFFILIATE OFFICES
Boston	New Jersey
Brussels	New York
Chicago	Northern Virginia
Frankfurt	Orange County
Hamburg	Paris
Hong Kong	San Diego
London	San Francisco
Los Angeles	Silicon Valley
Milan	Singapore
Moscow	Tokyo
Washington, D.C.
File No. 037095-0002

July 21, 2003

United Components, Inc.
301 Industrial Drive
Albion, IL 62806

Re:	$230,000,000 Aggregate Principal Amount of 9 3/8%Senior Subordinated Notes

Ladies and Gentlemen:

     In connection with the registration by United Components, Inc., a Delaware corporation (the “Company’), under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission on July 21, 2003 (the “Registration Statement”), of $230,000,000 aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2013 (the “Securities”), and the guarantees of the Securities (the “Guarantees”) by the guarantors listed on Exhibit A (the “Guarantors”), to be issued under an Indenture dated as of June 20, 2003 among the Company, the Guarantors and Wells Fargo Bank Minnesota, North America, as trustee (the “Indenture”), you have requested our opinion set forth below.

     In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company and each of the Guarantors incorporated in the State of Delaware and the State of Illinois (the “Covered Guarantors”) in connection with the authorization of the Indenture, the Securities and the Guarantees, respectively, and the issuance of the Securities and the Guarantees. For the purposes of this opinion, we have assumed that proceedings to be taken in the future will be timely completed in the manner proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

     We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York, and in paragraphs 1, 2, and 3 of this letter the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Illinois Business Corporation Act of 1938, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various issues concerning the laws of the states of Arkansas, Michigan, Mississippi, Pennsylvania and Wisconsin are addressed in the respective opinions of the law firms listed on Exhibit B hereto, which have been separately provided to you. We express no

July 21, 2003

opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

(1)	The Indenture has been duly authorized by all necessary corporate action of the Company and each of the Covered Guarantors, has been duly executed and delivered by the Company and each of the Covered Guarantors, and is a legally valid and binding obligation of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with its terms.

(2)	The Securities have been duly authorized by all necessary corporate action of the Company, and when executed, issued, authenticated and delivered by or on behalf of the Company against payment therefor in accordance with the Indenture in the manner contemplated by the Registration Statement, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(3)	The notation of Guarantees of each of the Covered Guarantors to be endorsed on the Securities have been duly authorized by all necessary corporate action of each of the Covered Guarantors and, when executed and delivered in accordance with the terms of the Indenture (assuming the due execution, issue and authentication of the Securities in accordance with the terms of the Indenture and delivery and payment therefor in the manner contemplated by the Registration Statement), will be the legally valid and binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms.

     The opinions rendered in paragraphs 1, 2 and 3 above relating to the enforceability of the Indenture, the Securities and the Guarantees, respectively, are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of

July 21, 2003

the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.06 of the Indenture; and (v) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

     With your consent, we have assumed for purposes of this opinion that (i) each of the parties to the Indenture, the Securities and the Guarantees other than the Company and the Covered Guarantors (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite power and authority to execute and deliver and to perform its obligations under each of the Operative Documents to which it is a party; and (c) has duly authorized, executed and delivered each such Operative Document; (ii) with respect to the Trustee, the Indenture constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; and (iii) the trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Validity of the Securities.”

Very truly yours,

/s/ Latham & Watkins LLP

EXHIBIT A

Guarantors

Name	Jurisdiction

1. Mid-South Mfg., Inc.	Arkansas
2. Airtex Products, LLC	Delaware
3. Champion Laboratories, Inc.	Delaware
4. UCI-Airtex Holdings, Inc.	Delaware
5. UCI Investments, L.L.C	Delaware
6. Airtex Products, Inc.	Illinois
7. Chefford Master Manufacturing Co., Inc.	Illinois
8. Pee Cee Manufacturing Co., Inc.	Illinois
9. Fuel Filter Technologies, Inc.	Michigan
10. Pioneer, Inc.	Mississippi
11. Neapco Inc.	Pennsylvania
12. Wells Manufacturing Corp.	Wisconsin

EXHIBIT B

State	Guarantor	Firm

Arkansas	Mid-South Mfg., Inc.	Mitchell, Williams, Selig, Gates &
Woodyard, P.L.L.C.
425 West Capitol Avenue
Suite 1800
Little Rock, AR 72201-3525
Tel: (501) 688-8806
Fax: (501) 688-8807

Michigan	Fuel Filter	Miller, Canfield, Paddock and Stone,
	Technologies, Inc.	P.L.C.
150 W. Jefferson Avenue
Suite 2500
Detroit, MI 48226
Tel: (313) 496-7509
Fax: (313) 496-8452

Mississippi	Pioneer, Inc.	Watkins Ludlam Winter & Stennis, P.A.
633 North State Street
Jackson, MS 39202
Tel: (601) 949-4900
Fax: (601) 949-4804

Pennsylvania	Neapco, Inc.	Monteverde, McAlee & Hurd, P.C.
One Penn Center
1617 John F. Kennedy Boulevard
Suite 1500
Philadelphia, PA 19103-1815
Tel: (215) 557-2941
Fax: 215-557-2990

Wisconsin	Wells Manufacturing	Quarles & Brady LLP
	Corp.	411 East Wisconsin Avenue
Suite 2040
Milwaukee, WI 53202-4497
Tel: (414) 277-5651
Fax: (414) 978-8651